EXHIBIT 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS 2006 SECOND QUARTER

EARNINGS PER DILUTED SHARE OF $0.13

•	Net income up 47% to $5.3 million, or $0.13 per diluted share, from net income of $3.6 million, or $0.09 per diluted share for the second quarter of 2005

•	Total segment operating profit of $13.8 million versus $11.9 million last year

–	Decorative Products improved significantly, driven by laminates and commercial wallcovering

•	Debt at $185.0 million, a reduction of $12.8 million versus second quarter of 2005

FAIRLAWN, OHIO, June 19, 2006 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $5.3 million, or $0.13 per diluted share, for the second quarter ending May 31, 2006, compared to net income of $3.6 million, or $0.09 per diluted share, for the second quarter of 2005.

Net sales decreased 2.2%, or $4.7 million, to $204.6 million for the second quarter of 2006 as compared to $209.3 million during the same period a year ago. Gross profit was $45.4 million, or 22.2% of net sales, in the second quarter of 2006 as compared to $45.5 million, or 21.7% of net sales, in the second quarter of 2005. The improvement in operating margin was driven by lower manufacturing, health care and warranty costs, which were partially offset by a $0.7 million increase in non-cash pension expense, and $1.0 million of higher utility and transportation costs. Selling, general and administrative (SG&A) costs increased $1.3 million to $30.8 million, or 15.1% of net sales, in the second quarter of 2006 versus $29.5 million, or 14.1% of net sales, in the

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OMNOVA Add 1

second quarter of 2005. SG&A costs increased primarily due to higher non-cash pension expense of $0.6 million and incentive compensation expense of $0.2 million. Earnings from the Company’s foreign joint ventures were $1.2 million for the quarter as compared to breakeven for the second quarter of last year. Other income, net, increased to $0.4 million from expense of $0.2 million a year ago primarily because of foreign exchange transaction effects and a reduction in retiree health care liability. The Company did not record any restructuring and severance provisions in the second quarter as compared to a provision of $1.0 million in the second quarter of last year. No domestic taxes have been provided due to utilization of domestic net operating loss carry-forwards.

Interest expense decreased to $5.2 million for the second quarter of 2006 as compared to $5.4 million for the same period a year ago, due to lower average debt partially offset by higher short-term average borrowing rates. Total debt at the end of the second quarter of 2006 was $185.0 million, down $12.8 million from the same period a year ago. This was the lowest second quarter debt level in the Company’s history taking into account a receivables securitization program utilized by the Company during the period May 2000 through May 2003. Adjusted EBITDA for the twelve months ending May 31 grew to $50.9 million in 2006 versus $31.6 million in 2005. An explanation of how the Company defines Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income is provided in the Non-GAAP and Other Financial Measures section of this earnings release.

“The second quarter marks the fifth consecutive quarter of year-over-year improvement in earnings per share and net income,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our focus has been on margin restoration and our actions resulted in a 47% improvement in net income versus last year. While consolidated volume was off slightly from the prior year, we are very pleased with the overall improved performance. Our Decorative Products business unit generated its best second quarter results since 2001. With commercial refurbishment and new commercial construction markets beginning to expand after prolonged weakness, plus market share gains and moderating raw material pricing, we expect to deliver substantially improved year-over-year consolidated financial results for fiscal 2006.”

“The improved segment operating profit and cash flow results were driven by cost reductions, increased pricing and new products,” said McMullen. “Our trailing twelve month leverage ratio of debt-to-Adjusted EBITDA was 3.6 times at the current quarter-end versus 6.3 times at the end of the second quarter of 2005.”

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OMNOVA Add 2

Performance Chemicals - Net sales during the second quarter of 2006 decreased 5.7% to $111.4 million versus $118.1 million in the second quarter of 2005, driven by an 8.3% decrease in volume due to timing of several customer transitions, partially offset by a 2.6% higher average unit selling price. Segment operating profit was $8.9 million for the second quarter of 2006 as compared to $11.0 million for the second quarter of 2005. The segment’s operating margin was 8.0% versus 9.3% for the same period last year. Included in the second quarter of 2006 were lower sales volume of $2.9 million and higher raw material costs of $2.4 million for butadiene, acrylics and most secondary raw materials, utilities cost of $0.5 million and non-cash pension expense of $0.3 million which were partially offset by $3.1 million of increased pricing and cost reductions. Focused cost reduction, LEAN SixSigma initiatives and implementation of a new ERP system have led to reductions in SG&A and manufacturing costs as a percentage of sales. The segment’s operating profit for the second quarter of 2005 also included charges of $0.4 million related to restructuring and severance which management excludes when evaluating the ongoing performance of this segment.

During the quarter, paper chemical volume declined. In the third quarter of 2006 the Company expects that extended trialing activity utilizing the Company’s GenCryl® Platinum Pt™ high-strength latex binder will improve volumes. Carpet volume improved month-over-month during the quarter but, in total, was slightly below last year. Specialty chemicals benefited from new product introductions and market share improvement primarily in nonwovens and tire cord applications. International sales increased in the quarter, up 8.5% or $0.6 million versus a year ago. Recent product development activities have led to increased sales of new paper chemical lubricants, as well as PolyFox™ fluorosurfactants into household floor care, inkjet printing and construction applications.

Decorative Products - Net sales were $66.4 million during the second quarter of 2006, an increase of $4.4 million or 7.1% versus 2005. Operating profit was $4.7 million for the second quarter of 2006 as compared to $0.6 million for the second quarter of 2005. Included in the second quarter of 2006 results were higher volumes, $1.0 million of increased pricing and $1.4 million of reductions in spending for manufacturing and SG&A offset by higher raw material costs of $1.1 million and non-cash pension expense of $0.8 million. The segment’s operating profit for the second quarter of 2005 also included charges of $0.5 million related to restructuring and severance which management excludes when evaluating the ongoing performance of this segment.

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OMNOVA Add 3

During the quarter, domestic wallcovering sales grew 8% versus the same quarter last year, the best sustained performance since 2002. In 2005, the Company streamlined its distribution network and enhanced its design and custom operations, resulting in sales gains in several end-use markets. The Company’s Asian joint venture operations recorded a profit of $1.2 million in the second quarter of 2006 compared to breakeven in the second quarter of 2005. Laminates sales grew almost 30% year-over-year through increased market penetration, brought about by industry consolidation. In addition, production activity for new marine coated fabrics customers began to ramp up for the upcoming model year. For the second quarter of 2006, sales of coated fabrics and laminates to transportation (up 31%), kitchen and bath (up 85%), and manufactured housing (up 28%) were able to offset volume declines in residential furniture and pool liners.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $26.8 million during the second quarter of 2006, a decrease of 8.2% compared to $29.2 million in the second quarter of 2005. Sales growth in thermoplastic polyolefin (TPO) was offset by weaker volume in EPDM membrane products, polyvinyl chloride (PVC) membrane systems and polyisocyanurate (ISO) insulation. Operating profit was $0.2 million for the second quarter of 2006, as compared to operating profit of $0.3 million in the second quarter of 2005. The lower operating profit in 2006 reflected lower sales and higher raw material costs, partially offset by lower warranty expense and pricing actions. Sales of private label TPO membrane continued to grow in the quarter.

Corporate Expense – Corporate expense increased $0.3 million to $3.2 million in the second quarter of 2006 as compared to the second quarter of last year, driven by higher incentive compensation expense and information technology spending associated with the implementation of SAP.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, June 20, 2006, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, June 27, 2006. A telephone replay will also be available beginning at 2:30 p.m. EDT on June 20, 2006, and ending at 11:59 p.m. EDT on June 27, 2006. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 831594.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions	2006	2005	2006	2005
Performance Chemicals	$111.4	$118.1	$220.8	$220.2
Decorative Products	66.4	62.0	126.8	122.4
Building Products	26.8	29.2	50.1	54.7

Total Sales	$204.6	$209.3	$397.7	$397.3

Performance Chemicals	$8.9	$11.0	$14.1	$14.5
Decorative Products	4.7	.6	5.9	(5.9)
Building Products	.2	.3	(.5)	—

Total Segment Operating Profit	13.8	11.9	19.5	8.6
Interest expense	(5.2)	(5.4)	(10.4)	(10.8)
Corporate expense	(3.2)	(2.9)	(8.0)	(5.1)

Income (Loss) Before Income Taxes	$5.4	$3.6	$1.1	$(7.3)

Capital expenditures	$2.6	$2.7	$4.2	$5.4

Segment operating profit for the three months and six months ended May 31, 2005 was impacted by a number of items which are discussed earlier in this press release. Management excludes certain of these items when evaluating the results of the Company’s ongoing business. These items include for the 2nd quarter of 2005 charges totaling $1.0 million for restructuring and severance, and for the first six months of 2005 charges totaling $1.7 million for work stoppage charges and $5.3 million for restructuring and severance.

Reconciliation of net income (loss) to Adjusted EBITDA

This earnings release also includes Adjusted EBITDA which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation and amortization, restructuring and severance, work stoppage, goodwill and trademark write-offs, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and a non-cash charge for 401(k) company match. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because it is commonly used as an analytical indicator to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions, except per share data	2006	2005	2006	2005
Net income (loss)	$5.3	$3.6	$1.0	$(7.3)
Interest	5.2	5.4	10.4	10.8
Taxes	.1	—	.1	—
Depreciation and amortization	5.6	5.7	11.3	11.4
Restructuring and severance	—	1.0	—	5.3
Work stoppage	—	—	—	1.7
Amortization of deferred financing costs	.3	.4	.5	.8
Net earnings of joint ventures less cash dividends	(1.2)	—	(1.5)	—
Non-cash charge for 401(k) company match	.4	.4	.9	.8

Adjusted EBITDA	$15.7	$16.5	$22.7	$23.5

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Add 7

OMNOVA Solutions Inc. is a technology-based company with 2005 sales of $810 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2006	2005	2006	2005
Net Sales	$204.6	$209.3	$397.7	$397.3

Costs and Expenses
Cost of goods sold	159.2	163.8	314.6	314.6
Selling, general and administrative	30.8	29.5	60.8	61.8
Depreciation and amortization	5.6	5.8	11.3	11.5
Interest expense	5.2	5.4	10.4	10.8
Equity (earnings) loss in affiliates, net	(1.2)	—	(1.5)	.4
Other (income) expense, net	(.4)	.2	1.0	.7
Restructuring and severance	—	1.0	—	4.8

	199.2	205.7	396.6	404.6

Income (Loss) Before Income Taxes	5.4	3.6	1.1	(7.3)
Income tax expense	.1	—	.1	—

Net Income (Loss)	$5.3	$3.6	$1.0	$(7.3)

Basic and Diluted Income (Loss) Per Share	$.13	$.09	$.02	$(.18)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2006	November 30, 2005
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$15.2	$9.9
Accounts receivable, net	110.9	111.9
Inventories	48.1	41.0
Deferred income taxes	1.3	1.3
Prepaid expenses and other	4.7	3.0

Total Current Assets	180.2	167.1

Property, plant and equipment, net	149.5	154.5
Trademarks and other intangible assets, net	11.7	12.5
Investments in joint ventures	18.4	16.5
Other assets	6.5	7.7

Total Assets	$366.3	$358.3

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$—	$.1
Accounts payable	77.0	80.7
Accrued payroll and personal property taxes	12.0	16.1
Accrued interest	9.4	9.4
Employee benefit obligations	5.9	6.3
Other current liabilities	8.8	8.5

Total Current Liabilities	113.1	121.1
Long-term debt	185.0	176.3
Postretirement benefits other than pensions	43.7	45.6
Deferred income taxes	1.3	1.3
Pension liabilities	10.2	7.4
Other liabilities	19.4	19.2

Shareholders’ Deficit
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.7 million and 42.6 million shares issued at May 31, 2006 and November 30, 2005, respectively; 41.5 million and 41.2 million shares outstanding at May 31, 2006 and November 30, 2005, respectively	4.3	4.3
Additional contributed capital	313.2	312.2
Retained deficit	(256.9)	(257.9)
Treasury stock at cost; 1.2 million and 1.4 million shares at May 31, 2006 and November 30, 2005, respectively	(9.1)	(10.0)
Accumulated other comprehensive (loss) income	(57.9)	(61.2)

Total Shareholders’ Deficit	(6.4)	(12.6)

Total Liabilities and Shareholders’ Deficit	$366.3	$358.3